Exhibit 99.1

The Priceline Group Announces Pricing of $1 Billion Private Offering of Convertible Senior Notes and Common Stock Repurchase

NORWALK, Conn.-(PRNewswire)-August 14, 2014

The Priceline Group Inc. (Nasdaq: PCLN) announced today the pricing of $1 billion principal amount of Convertible Senior Notes due 2021 through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes will pay interest semiannually at a rate of 0.90% per annum. In certain circumstances, the notes may be converted into cash up to their principal amount, and into shares of The Priceline Group common stock and/or cash at The Priceline Group’s election for the conversion value above the principal amount based on a conversion rate of 0.4865 shares of common stock per $1,000 principal amount of the notes (which is equal to a conversion price of approximately $2,055.50 per share, representing an approximately 60% conversion premium based on the closing price of $1,284.81 per share on August 14, 2014).

The Priceline Group estimates that the net proceeds from the offering of notes will be approximately $990 million, after deducting estimated fees and expenses. To the extent the initial purchasers sell more than $1 billion principal amount of the notes, The Priceline Group granted the initial purchasers an option to purchase up to $150 million principal amount of additional notes at any time prior to September 13, 2014, solely to cover over-allotments.

The Priceline Group plans to use the net proceeds from the offering of the notes to repurchase approximately $147 million of its outstanding common stock in privately negotiated, off-market transactions, which may be effected through the initial purchasers of the notes or their affiliates, concurrently with the consummation of the offering. Any remaining net proceeds will be used for general corporate purposes, which may include repaying outstanding debt, repurchasing additional shares of the Company's common stock and corporate acquisitions.

The sale of the notes and the initial repurchase of the shares of common stock are expected to close on August 20, 2014.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes and The Priceline Group common stock issuable upon the conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

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For Press Information and Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@pricelinegroup.com